                                                                   EXHIBIT 10.14

                           OUTBOUND LICENSE AGREEMENT
                           Agreement Number: STL98095
                          STL Reference No. 4997ST2609

This Agreement dated as of December 9, 1998 ("Effective Date") is between International Business Machines Corporation ("IBM") with an address at 555 Bailey Avenue, San Jose CA 95141, and ShowCase Corporation ("SHOWCASE") with an address at 4131 Highway 52 North, Suite G111, Rochester, MN 55901-3144. Under this Agreement, SHOWCASE licenses from IBM program Code known as Relational Storage Interface ("RSI") which enables SHOWCASE to prepare a Derivative Work for incorporation into a Product which will be marketed under a SHOWCASE logo for which SHOWCASE will pay royalties to IBM.

By signing below, the parties agree to the terms of this Agreement. The complete Agreement between the parties regarding this transaction consists of this License Agreement and the following Attachments:

         1.       "Description of Licensed Work;"
         2.       "Schedule;"
         3.       "IBM Trademark Guidelines"; and
         4.       "Certificate of Originality."

The following are related agreements between IBM and SHOWCASE:

         1. Agreement for the Exchange of Confidential Information ("AECI") No. M96-2547, as supplemented; and
         2.       License Agreement No. STL97307.

This Agreement replaces all prior oral or written communications between the parties relating to the subject matter. Once signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, unless prohibited by local law.

ACCEPTED AND AGREED TO:                     ACCEPTED AND AGREED TO:

INTERNATIONAL BUSINESS                      SHOWCASE CORPORATION
MACHINES CORPORATION

By: /s/ Roy J. Maharaj                      By: /s/ Ken Holec
-----------------------------------------      ---------------------------------
     Authorized Signature                      Authorized Signature

Name:  Roy J. Maharaj                       Name:   Ken Holec
     ------------------------------------        -------------------------------
     Type or Print                               Type or Print

Title: STL Mgr. Business Alliances and
        Contract Management                 Title:      President and CEO
      -----------------------------------         ------------------------------
Date:      1/6/99                           Date:       December 23, 1998
      -----------------------------------         ------------------------------

December 9, 1998

                           Outbound License Agreement

1.   DEFINITIONS

     Capitalized terms in the Agreement have the following meanings.

1.1  Code is computer programming code, including both Object Code and Source
     Code.

     a. Object Code is Code substantially in binary form, and includes header files of the type necessary for use or inter-operation with other computer programs. It is directly executable by a computer after processing or linking, but without compilation or assembly. Object Code is all Code other than Source Code.

     b. Source Code is Code in a form which when printed out or displayed is readable and understandable by a programmer of ordinary skills. It includes related source code level system documentation, comments and procedural code. Source Code does not include Object Code.

1.2  Deliverable is any item that IBM provides under this Agreement.

1.3 Derivative Work is a work that is based on an underlying work and that would be a copyright infringement if prepared without the authorization of the copyright owners of the underlying work. Derivative Works are subject to the ownership rights and licenses of a party or of others in the underlying work.

1.4 Distributors are those authorized or licensed by SHOWCASE, SHOWCASE Subsidiaries or SHOWCASE Distributors to license or distribute Products.

1.5 Enhancements are changes or additions, other than Error Corrections, to the Licensed Work.

     a. Basic Enhancements are all Enhancements, other than Major Enhancements, including those that support new releases of operating systems and devices.

     b. Major Enhancements provide substantial additional value and are offered to customers for an additional charge.

1.6 Error Corrections are revisions that correct errors and deficiencies (collectively referred to as "errors") in the Licensed Work.

1.7 Externals are (1) any pictorial, graphic, and audiovisual works (such as icons, screens, sounds, and characters) generated by execution of Code, and
     (2) any programming interfaces, languages or protocols implemented in Code to enable interaction with other computer programs or the end user. Externals do not include the Code that implements them.

1.8 Licensed Work is (1) any material described in or that conforms to the description in the Attachment entitled "Description of Licensed Work," or that is delivered to SHOWCASE as the Licensed Work, including (but not limited to) Code, associated documentation, and Externals, and (2) Error Corrections and Enhancements provided to SHOWCASE pursuant to this Agreement.

1.9 Moral Rights are personal rights associated with authorship of a work under applicable law. They include the rights to approve modifications and to require authorship identification.

December 9, 1998

                           Outbound License Agreement

1.10 Product is an offering to customers or other users, branded by SHOWCASE or its Subsidiaries, that includes a Derivative Work of the Licensed Work along with Essbase technology, all ported to the OS/400 platform.

1.11 SHOWCASE TAG-LINE is the following statement for inclusion by SHOWCASE on Product media, packaging, installation splash screen, and documentation, for Products: "Storage Interface Powered by IBM* DB2*Relational Technology." And the following attribution which must be proximate to the highlighted trademarks: "IBM and DB2 are registered trademarks of International Business Machines Corporation, used under license therefrom."

     o Such Tag-Line shall be included in Derivative Works in accordance with Attachment "IBM Trademark Guidelines"

1.12 Subsidiary is an entity during the time that more than 50% of its voting stock is owned or controlled, directly or indirectly, by another entity. If there is no voting stock, a Subsidiary is an entity during the time that more than 50% of its decision-making power is controlled, directly or indirectly, by another entity.

1.13 Tools include devices, compilers, programming, documentation, media and other items required for the development, maintenance or implementation of a Deliverable that are not commercially available.

2    RESPONSIBILITIES OF PARTIES

2.1 IBM will provide the following Deliverables to SHOWCASE according to the schedule set forth in the Attachment entitled "Schedule":

     a. one complete set of the Licensed Work described in the Attachment entitled "Description of Licensed Work." The Licensed Work includes Code either delivered on CD-ROM or via an ftp site.

     b. a completed Certificate of Originality with the Licensed Work, and with each Enhancement to the Licensed Work, in the form specified in the Attachment entitled "Certificate of Originality." SHOWCASE may suspend payments to IBM for the Licensed Work if IBM does not provide a properly completed certificate. Payment will resume after SHOWCASE receives and accepts the certificate.

2.2 IBM will provide SHOWCASE, during the porting exercise, with reasonable software engineering technical support pertaining to the RSI.

2.3 IBM will provide to SHOWCASE, at no charge, Enhancements and Error Corrections for the Licensed Work which IBM implements beginning when SHOWCASE accepts the Licensed Work and continuing for the term of this Agreement. IBM has no maintenance or support obligations for the Product.

2.4  IBM will:

     a. participate in progress reviews, as requested by SHOWCASE, to demonstrate IBM's performance of IBM's obligations;

December 9, 1998

                           Outbound License Agreement

     b. implement a process designed to help prevent contamination by harmful Code. IBM will promptly provide SHOWCASE notice if IBM suspects contamination;

     c. have agreements with IBM's personnel and third parties to perform obligations and to grant or assign rights to SHOWCASE as required by this Agreement;

     d. obtain a written agreement not to assert any Moral Rights from any person or entity having Moral Rights in the Licensed Work. IBM agrees not to assert any Moral Rights in the Licensed Work;

     e. obtain all necessary consents of individuals or entities required for the use of names, likenesses, voices, and the like in the Licensed Work;

     f. maintain records to verify authorship of the Licensed Work for 4 years after the termination or expiration of this Agreement. On request, IBM will deliver or otherwise make available this information in a form specified by SHOWCASE;

     g. not assign or transfer this Agreement or IBM's rights under it, or delegate or subcontract IBM's obligations, without SHOWCASE's prior written consent provided, however, that IBM can without SHOWCASE consent, assign and/or delegate any and all rights and obligations to any IBM Subsidiary and can assign or transfer its rights under this Agreement without advice or consent. Any attempt to do so is void;

     h. not provide any information to the media, or issue any press releases or other publicity, regarding this Agreement or the parties' relationship under it, without SHOWCASE's prior written consent; and

     i. not disclose to a third party the terms of this Agreement or the fact that SHOWCASE has licensed the Licensed Work, without SHOWCASE's prior written consent. IBM may, however, make such disclosures (i) to its accountants, lawyers or other professional advisors provided that any such advisor is under a confidentiality obligation and (ii) as required by law provided IBM obtains any confidentiality treatment for it which is available.

2.5  SHOWCASE will:

     a. prepare a Derivative Work of the Licensed Work by porting the Licensed Work to the OS/400 operating system, and

     b. perform all maintenance and support for the Licensed Work as part of Products.

2.6 IBM acknowledges that pursuant to License Agreement No. STL97307 ("License Agreement") and the related Source Code Custody Agreement ("SCCA") of even date herewith between the parties, it has the right to obtain release of certain Source Code (including the right to use such Source Code as specified in the SCCA) for the Product then-currently escrowed with such escrow agent if one of the release conditions in the SCCA occurs. In addition, IBM acknowledges that the OLAP Product (which is defined in the License Agreement) contains the Essbase Software, which is licensed by SHOWCASE from Hyperion Solutions Corporation ("Hyperion"), and ported by SHOWCASE to the AS/400 operating system (the "Essbase AS/400 Port"). Accordingly, prior to any release of the Source Code for such Essbase AS/400 Port pursuant to the terms of the SCCA, IBM hereby agrees to inform Hyperion in writing of such impending release and Hyperion shall have thirty (30) days to elect in writing, one of the following options:

December 9, 1998

                           Outbound License Agreement

     a. modify, in agreement with IBM, that certain agreement between Hyperion and IBM entitled IBM Developer Agreement number STL96204 and its DLW #001 dated September 27, 1996 (the "Santa Teresa Agreement") by adding the Essbase AS/400 Port as a Licensed Work under the Santa Teresa Agreement. Provided that SHOWCASE provides to IBM the Source Code needed for support and assigns to IBM copyright ownership in the Code ported to OS/400 by SHOWCASE and which was based on the code licensed to SHOWCASE pursuant to this Outbound License Agreement Number STL98095 (including any Derivative Works thereof - all referred to as the "RSI Code"), IBM hereby consents to assuming the obligation to support all portions of the OLAP Product that operates on OS/400 (excluding the Essbase AS/400 Port and Enhancements and Maintenance Modifications thereto). And IBM agrees to pay any royalties to Hyperion multiplying the same percentage rate established in the Santa Teresa Agreement for product on other platforms by the SHOWCASE US List Price established in this Agreement for the OS/400 OLAP Product; in such case no further royalties will be due to SHOWCASE under License Agreement Number STL97307 for licensing of its OLAP Product for the Licensed Works thereunder licensed on other platforms, with a minimum OTC royalty established by that are the same as those IBM pays Hyperion pursuant to the Santa Teresa Agreement for the Licensed Works; or

     b. have assigned to it, and assume on behalf of SHOWCASE, all obligations of SHOWCASE under the License Agreement Number STL97307, this Outbound License Agreement Number STL98095, and SCCA of STL97307 with respect to the OLAP Product, including, without limitation, all necessary development and support thereof, and IBM hereby agrees to give its written consent to such assignments.

     In the event that IBM assumes support of the RSI Code, then SHOWCASE shall deliver to IBM all available Source Code necessary for IBM to support it, and SHOWCASE hereby grants and assigns to IBM, its successors and assigns, all right, title and interest whatsoever, throughout the world, in and under copyright in the RSI Code (the Derivative Work of the Code licensed from IBM and ported to the OS/400 operating system by SHOWCASE pursuant to the Outbound License Agreement Number STL98095), for the full duration of all such rights and any renewals or extensions thereof. SHOWCASE agrees to cooperate with IBM and execute documents reasonably required to support such assignment and allow IBM to exercise its rights to the Code.

     The parties agree that should Hyperion elect option a above, then,

          (a) IBM shall do all things reasonably necessary, including, without limitation, permit SHOWCASE to transfer Source Code and all other necessary information related to the RSI Code and Essbase AS/400 Port, in order for Hyperion to assume such obligations with respect to the OLAP Product;

          (b) SHOWCASE shall have no continued obligations under Section 2.5 of this Agreement to support or maintain any existing Derivative Works of the Licensed Work included in the OLAP Product, or to create any new Derivative Works of the Licensed Work for inclusion in the OLAP Product;

          (c) the mere occurrence by itself of such release or termination shall not constitute a breach (although such release may be triggered by a breach) by SHOWCASE of its obligations under this Agreement, and this Agreement shall otherwise remain in full force and effect pursuant to its terms; and

          (d) no further royalties shall be due to SHOWCASE for licensing by IBM of the OLAP Product.

          If Hyperion does not elect in writing one of the above options within thirty (30) days of receipt of IBM's notice, then IBM may obtain the escrowed Materials in accordance with the SCCA.

December 9, 1998

                           Outbound License Agreement


3    LICENSE

3.1 IBM grants SHOWCASE a nonexclusive, worldwide, irrevocable license to (a) prepare a Derivative Work of the Licensed Work solely in order to adapt it to run on the OS/400 operating system, and to use, execute, reproduce, display, perform such Derivative Work, and (b), in Object Code form only, transfer, distribute and sublicense such Derivative Work in Products to end user customers, in any medium or distribution technology whatsoever, whether known or unknown. IBM grants SHOWCASE the right to authorize or sublicense others to exercise any of the rights granted to SHOWCASE in subsection (b) of this Section.

3.2 The grant of rights and licenses to the Licensed Work includes a nonexclusive, worldwide, irrevocable, paid-up license under any patents and patent applications that are owned or licensable by IBM now or in the future and are (1) required to make and use the Licensed Work or its Derivative Work or (2) required to license or transfer the Licensed Work or its Derivative Work within the scope of the licenses granted above. This license applies to the Licensed Work and its Derivative Works operating alone or in combination with equipment or Code. The license scope is to make, use, sell, license or transfer items, and to practice and have practiced methods, to the extent required to exercise the rights granted hereunder to the Licensed Work.

3.3 Subject to IBM's ownership of the Licensed Work, SHOWCASE will own the Derivative Work it creates.

3.4 IBM grants SHOWCASE the right to use, and requires SHOWCASE to use, the SHOWCASE Tag-Line solely for inclusion on software media, an installation splash screen, packaging, and documentation for Products subject to the guidelines specified in Attachment, "IBM Trademark Guidelines."

3.5 Any goodwill attaching to SHOWCASE's trademarks, service marks, or trade names belongs to SHOWCASE and this Agreement does not grant IBM any right to use them. SHOWCASE may state that IBM has provided the Licensed Work.

4    PAYMENT

4.1  SHOWCASE will pay IBM royalties as follows:

     SHOWCASE will pay IBM royalties of (*) for each authorized copy of a Product licensed to an end user by SHOWCASE, SHOWCASE Subsidiaries or Distributors.

4.2  SHOWCASE has no royalty obligation for:

     a.   the Licensed Work or its Derivative Works used for:

          (1)  SHOWCASE's and SHOWCASE Subsidiaries' internal use;

          (2) SHOWCASE's and SHOWCASE Subsidiaries' (including third parties under contract) development, maintenance or support activities;

          (3) marketing demonstrations, customer testing or trial periods (including early support, pre-release, or other similar programs), Product training or education; or

          (4)  backup and archival purposes;



(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

December 9, 1998

                           Outbound License Agreement

     b. a copy of the Product used by a licensed end user at home or on travel when such Product is stored on both the user's primary machine as well as another machine, provided that the end user is not authorized to actively use the Product on both machines at the same time;

     c. the Licensed Work (or a functionally equivalent work) that becomes available generally to third parties without a payment obligation through no action or fault of SHOWCASE;

     d. documentation provided with, contained in, or derived from the Licensed Work;

     e.   Error Corrections or Enhancements;

     f.   warranty replacement copies of the Product; or

     g.   Externals.

4.3 SHOWCASE, SHOWCASE Subsidiaries, and Distributors may, without incurring any royalty obligation, copy the Product and distribute it on a CD-ROM, or other media or distribution technology on or through which the Product is secured (e.g., "encrypted" or "locked") to limit a customer's access to or use of the Product. SHOWCASE may allow the customer, under a limited license, a limited preview, trial or demonstration use of the Product. SHOWCASE will have no royalty obligation to IBM unless SHOWCASE, SHOWCASE Subsidiaries, or Distributors license the Product to such customer for full productive use.

4.4 SHOWCASE may request a lower royalty for the Licensed Work when a licensing transaction requires a substantial discount. If IBM agrees, both parties will sign a letter specifying the licensing transaction and its lower royalty payment.


4.5 Royalties are paid against revenue recorded by SHOWCASE in a royalty payment quarter. In the U.S., a royalty payment quarter ends on the last business day of the calendar quarter. Outside of the U.S., a royalty payment quarter is defined according to SHOWCASE's current administrative practices. Payment will be made by the last day of the second calendar month following the royalty payment quarter. Royalties will be paid less adjustments and refunds due to SHOWCASE. SHOWCASE will provide a statement summarizing the royalty calculation with each payment. All payments will be made in U.S. dollars. Payments based on foreign revenue will be converted to U.S. dollars on a monthly basis at the rate of exchange published by Reuters Financial Service on approximately the same day each month.

4.6 Each party will be solely responsible for any taxes incurred by the party, directly or indirectly, associated with its performance of this Agreement.

4.7 All payments due and payable by SHOWCASE to IBM under this DLW shall be in U.S. dollars. Such transfer(s) shall be coordinated through IBM's Account Administrator, Lynn Kelderhouse at the following address:

     International Business Machines Corporation
     Branch Office JWQ
     Accounts Receivable
     Internal Zip 306
     150 Kettletown Road
     Southbury, CT 06488
     Phone: 203-262-5621
     Fax: 203-262-2141

December 9, 1998

                           Outbound License Agreement


4.8 SHOWCASE shall maintain complete and accurate accounting records, in accordance with sound and prudent accounting practices, to support and document royalties payable in connection with an Offering. Such records shall be retained for a period of at least three (3) years after the royalties to which such records relate have accrued and been paid. SHOWCASE shall, upon written request and sixty (60) days notice, during normal business hours, but not more frequently than once each calendar year, provide access, for such period as may reasonably be required, and at such locations where the appropriate records are located, to such records for the immediately preceding three (3) year period to an independent accounting firm chosen and compensated by IBM for purposes of audit. Such accounting firm shall be required to sign an agreement with SHOWCASE protecting SHOWCASE's confidential information and shall be authorized by SHOWCASE to report to IBM only the amount of royalties due and payable for the period examined, along with such related information as is reasonably necessary to provide IBM with a proper understanding of the basis for its conclusions, subject to the accounting firm's obligations of confidentiality.

4.9 The payments defined in this Section fully compensate IBM for its performance under, and for the rights and licenses granted in, this Agreement.

5    TESTING

5.1  IBM will perform the following tests prior to each delivery of the Licensed
     Work:

     a.   component testing;
     b.   functional verification testing; and
     c.   system testing.

     Upon SHOWCASE's request, the details of such testing will be mutually agreed to by the parties.

5.2 IBM will provide to SHOWCASE at SHOWCASE's request, concurrent with each delivery of the Licensed Work, all test results, test scenarios, test cases, and test reports associated with the pre-delivery testing.

5.3 Upon receipt of the Licensed Work by SHOWCASE, SHOWCASE may evaluate the Licensed Work for a period of 30 days and perform such tests as SHOWCASE deems appropriate to determine if:

     a. the Licensed Work meets the specifications described in the Attachment entitled "Description of Licensed Work;"

     b. the Licensed Work executes repetitively within the system environment described in the Attachment entitled "Description of Licensed Work;" and

     c. SHOWCASE can successfully execute to completion all functional and system test scenarios developed by SHOWCASE.

     SHOWCASE's testing does not relieve IBM of its obligations under this Agreement.

6    REPRESENTATIONS AND WARRANTIES

6.1  IBM makes the following ongoing representations and warranties:

December 9, 1998

                           Outbound License Agreement

     a.   IBM has full legal rights to grant the rights granted herein;

     b. IBM is not under, and will not assume, any contractual obligation that prevents IBM from performing its obligations or conflicts with the rights and licenses granted in this Agreement;

     c. there are no liens, encumbrances or claims pending or threatened against IBM, or to IBM's knowledge, anyone else, that relate to the rights and licenses granted in this Agreement;

     d. the Licensed Work does not contain libelous matters nor does it directly or indirectly infringe any publicity, privacy or intellectual property rights of a third party including, to IBM's knowledge, any patents or patent applications;

     e. the Licensed Work and the Tools will perform in accordance with the requirements set forth in this Agreement, including the Attachment entitled "Description of Licensed Work", and will conform to IBM's user documentation, and any sales and marketing materials provided by IBM;

     f. the fully commented Source Code that IBM provides corresponds to the current release or version of the Licensed Work provided by IBM under this Agreement;

     g.   the Licensed Work supports the Year 2000;

     h.   the Licensed Work is not contaminated by harmful code; and

     i. all authors have waived their Moral Rights in the Licensed Work to the extent permitted by law.

     IBM will immediately provide SHOWCASE written notice of any change that may affect its representations and warranties.

6.2 Except as provided above, anything either party provides to the other related to this Agreement is "AS IS", without warranty of any kind.

7    INDEMNIFICATION AND LIABILITY

7.1 IBM will defend and indemnify SHOWCASE and SHOWCASE's Subsidiaries if a third party makes a claim against SHOWCASE or its Subsidiaries based on an actual or alleged:

     a. failure by IBM, to the extent not caused by SHOWCASE, to perform IBM's obligations under this Agreement;

     b.   breach of IBM's representations and warranties;

     c.   failure by IBM to comply with government laws and regulations; or

     d. infringement by IBM, the Licensed Work or Tools of patents, copyrights, trademarks, trade secrets, and other intellectual property rights.

7.2  SHOWCASE will:

     a.   promptly provide IBM notice of any such claim; and

December 9, 1998

                           Outbound License Agreement

     b. allow IBM to control, and will cooperate with IBM in the defense of, the claim and settlement negotiations.

     SHOWCASE may participate in the proceedings at its option and expense.

7.3  In addition, if an infringement claim appears likely or is made, IBM will:

     a. obtain the necessary rights for SHOWCASE, SHOWCASE Subsidiaries and Distributors and their respective customers to continue to distribute, license, otherwise transfer and use the Licensed Work on an uninterrupted basis and exercise all rights granted in the Licensed Work and Tools; or

     b. modify the Licensed Work and Tools at IBM's expense to resolve the claim. This modified Licensed Work will comply with the Attachment entitled "Description of Licensed Work."

     If IBM is not able to do either within a reasonable period of time, SHOWCASE may terminate this Agreement for IBM's breach.

7.4 In addition to any remedies specified in this Agreement, SHOWCASE may pursue any other remedy it may have in law or in equity.

7.5 Regardless of the type of claim, neither party is liable to the other for indirect, incidental, special, or consequential damages including, but not limited to, lost profits or revenues, under any part of this Agreement, even if informed that they may occur. This limitation does not apply to (a) IBM's liabilities for indemnity to the extent that damages claimed by a third party might be characterized as damages of the type listed above or
     (b) any obligations of either party to make a payment which is due under this Agreement. SHOWCASE's total liability is limited to payments due to IBM under this Agreement.

8    TERM AND TERMINATION

8.1 This Agreement begins on the Effective Date and will remain in effect for ten (10) years with automatic one (1) year renewal terms, unless terminated sooner under the terms of this Agreement. After the ninth (9) year, IBM may terminate the Agreement by providing notice of intent to not renew twelve
     (12) months prior to any term expiration date.

8.2 Either party may terminate this Agreement for the other's material breach by providing the breaching party with a written notice that describes the breach. The termination will become effective 90 days after receipt of the notice unless the breach is cured within that 90 day period.

8.3 SHOWCASE may terminate this Agreement without cause on 12 months written notice to IBM, provided that the effective date of any such termination may only be on a date which is at least twelve (12) months after the fourth
     (4th) anniversary of the date on which a Product has been made generally available; provided, however, that SHOWCASE may terminate without cause at any time on ninety (90) days written notice in the event that IBM does not satisfactorily meet its obligations under Section 2.0 of this Agreement.

8.4 IBM may terminate this Agreement without cause on ninety (90) days written notice in the event that IBM's license to the SHOWCASE licensed work licensed under License Agreement STL97307 is (i) terminated by SHOWCASE for any reason other than IBM's material breach of the contract or (ii) terminated by either party pursuant to section 10.04 of STL97307.

December 9, 1998

                           Outbound License Agreement

8.5 If, at the end of four (4) years and six (6) months from the Effective Date of this Agreement, IBM notifies SHOWCASE, in writing, that the business parameters supporting distribution of the Licensed Works hereunder has changed significantly, both parties agree to renegotiate royalties in
     Section 4.0 above. If no agreement has been reached within ninety (90) days of SHOWCASE's receipt of the notification, either party may give notice of termination of this Agreement which will be effective six (6) months from receipt by the other party of such notice of termination. This process may be invoked a maximum of one (1) time per year thereafter if required.

8.6 Expiration or termination of this Agreement does not affect any Product licenses granted to end user customers pursuant to rights under this Agreement for the Licensed Work. In the event of termination by SHOWCASE for breach by IBM, SHOWCASE will not be obligated to make any payments that would have become due under this Agreement on or after the effective date of termination, other than per copy royalty payments incurred, if any.

8.7 Subject to Subsection 8.5, any provisions of this Agreement that by their nature extend beyond termination or expiration will survive in accordance with their terms. These include License, Representations and Warranties, Indemnification and Liability, and General. These terms will apply to either party's successors and assigns.

9    COORDINATORS

9.1 Any notice required or permitted to be made by either party to this Agreement must be in writing. Notices are effective when received by the appropriate coordinator as demonstrated by reliable written confirmation (for example, certified mail receipt or facsimile receipt confirmation sheet).

9.2 The Contract Coordinators responsible to receive ail notices and administer this Agreement are:

     For                                        For
     SHOWCASE:                                  IBM:

     Name:  Tom Rydz                            Name:  Robert L. Elliott

     Title:  Director of Business Alliances     Title:  Contract Manager

     Address:  ShowCase Corporation             Address:  IBM Corporation
     9700 W. Higgins Rd, Ste 1100               555 Bailey Ave.
     Rosemont, IL 60018-4796                    San Jose, CA  95141

     Phone:  (847) 685-6505                     Phone:  (408) 463-2232
     Fax:  (847) 685-6570                       Fax:  (408) 463-5605

December 9, 1998

                           Outbound License Agreement


9.3 The Technical Coordinators responsible to accept all Deliverables, coordinate all exchanges of confidential information, and administer and coordinate the technical matters associated with this Agreement are:

      For                                           For
      SHOWCASE:                                     IBM:

      Name:  Jon Otterstatter                       Name:  Ms. Cathy Grape

      Title:  Vice President,                       Title:  DB2 OLAP Server
      Development                                   Product Manager

      Address:  ShowCase Corporation                Address:  IBM Corporation
      4131 Highway 52 North                         555 Bailey Ave.
      Rochester, MN     San Jose, CA 95141
      55901-3144

      Phone:  (507) 287-2865                        Phone:  (408) 463-2156
      Fax:  (507) 287-2803                          Fax:  (408) 463-4763

      Technical Coordinators may propose, accept (by signature or initial), and implement technical changes to this Agreement that do not change dollar amounts or materially change Deliverables or the schedules of this Agreement.

9.4 A party will provide written notice to the other when its coordinators change.

10    GENERAL

10.1 Independent Contractor. Each party is an independent contractor. Neither party is, nor will claim to be, a legal representative, partner, franchisee, agent or employee of the other except as specifically stated in the Subsection entitled "Copyright" below. Neither party will assume or create obligations for the other. Each party is responsible for the direction and compensation of its employees.

10.2 Freedom of Action. Each party may have similar agreements with others. Each party may design, develop, manufacture, acquire or market competitive products and services, and conduct its business in whatever way it chooses. SHOWCASE is not obligated to announce or market any products or services. SHOWCASE does not guarantee the success of its marketing efforts. SHOWCASE will independently establish prices for its products and services.

10.3 Reliance. Neither party relies on any promises, inducements or representations made by the other or expectations of more business dealings, except as expressly provided in this Agreement. This Agreement accurately states the parties' agreement.

10.4 Compliance With Applicable Laws. Each party will comply with all applicable laws and regulations at its expense including, to the extent applicable, Executive Order 11246 on Equal Employment Opportunity, as amended, the Occupational Safety and Health Act of 1970, as amended, and the Americans With Disabilities Act of 1990, as amended. This also includes all applicable government export and import laws and regulations.

December 9, 1998

                           Outbound License Agreement

10.5 Confidential Information. The parties agree that information exchanged under this Agreement that is considered by either party to be confidential information will be subject to the terms of the AECI, referenced on the first page of this Agreement, and its Supplements. In addition, IBM will not provide SHOWCASE with any information which may be considered confidential information of any third party unless provided under the AECI. The obligations set forth in the AECI with regard to confidential information will not limit or preclude the exercise of the licenses granted in this Agreement.

10.6 Copyright. Any publication by SHOWCASE of the Licensed Work or the Derivative Work thereof may contain an appropriate copyright notice, as determined by SHOWCASE.

      IBM will enforce and maintain its copyright protection in the Licensed Work. SHOWCASE is not responsible for enforcing and maintaining such copyright protection.

10.7 Order of Precedence. If there is a conflict among the terms of this base License Agreement and its Attachments, the terms of this base License Agreement prevail over those of the Attachments, unless the parties expressly indicate in the Attachments that particular terms within the Attachments prevail. Terms in SHOWCASE's purchase orders and IBM's invoices or acknowledgments, if any, are void.

10.8 Headings. The headings of this Agreement are for reference only. They will not affect the meaning or interpretation of this Agreement.

10.9 Counterparts. This Agreement may be signed in one or more counterparts, each of which will be considered an original, but all of which together form one and the same instrument.

10.10 Amendment and Waivers. For a change to this Agreement to be valid, both parties must sign it. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

10.11 Actions. Neither party will bring a legal action relating to the subject matter of this Agreement, against the other more than 2 years after the cause of action arose, except in the case of indemnification for infringement, in which case this period runs for 2 years after the award or settlement was made.

10.12 Dispute Resolution. Both parties will act in good faith to resolve disputes prior to instituting litigation. Each party waives its rights to a jury trial in any resulting litigation. Litigation will only be commenced in the State of New York.

10.13 Governing Law. This Agreement will be governed by the substantive law of the State of New York applicable to contracts executed in and performed entirely within that State. The United Nations Convention on Contracts for the International Sale of Goods does not apply. IBM will, upon written notice from SHOWCASE, submit to personal jurisdiction in any forum where SHOWCASE is sued for claims related to IBM's indemnification obligations.

December 9, 1998

                           Outbound License Agreement

                          Description of Licensed Work

1.0  General description of Licensed Work: Relational Storage Interface

     1. Relational Data Store Component ("RDSC") version consistent with the version of Essbase which SHOWCASE has ported to the OS/400 operating system

     2. Education Materials Source (soft-copy) for IBM's RDSC introductory education classes

2.0  Specific description of Licensed Work:

     Relational Data Store Component ("RDSC") version consistent with all versions 5.0 of Essbase which SHOWCASE has ported to the OS/400 operating system, and all future modifications to and Derivative Works of RDSC applicable to the OS/400 operating system.

     *    format ( Source Code, either on CD-ROM or via ftp site).

     * RDSC Functions - The purpose of the RDSC is to replace the Essbase multidimensional data store with a relational data store. Generally, the RDSC is intended to be functionally equivalent to the then current Essbase multidimensional store. In particular, index (.ind) and page (.pag) data files will be replaced by a number of relational tables. When implemented, the relational schema is intended to serve as an efficient multidimensional store. The outline file (.otl) lists the data elements (members and dimensions) of an Essbase database and defines their relationships (e.g., hierarchical and mathematical). Although the RDSC will not replace the outline file with relational tables, the outline data will be mirrored as read-only reference data in relational tables that are part of the relational store.

          All other Essbase database elements are intended to be unaffected by the implementation of the RDSC.

          Although the objective of the RDSC is to be substantially similar in function to the Essbase multidimensional store, there will be some architectural and operational differences. The key differences (known at this time) are listed below. As design and implementation proceed other significant differences may arise.

          o In order to provide an efficient and natural relational representation of an Essbase database, the RDSC must ensure that one dimension is defined as the measures dimension. The measures dimension generally corresponds to the accounts dimension in an Essbase database. While Essbase currently provides for some special handling of dimensions labeled as accounts dimensions, it does not require one. In the vast majority of business models, this additional restriction should not pose a problem.

          o Relational databases generally limit the number of columns permitted in tables and views; this may have an impact on the number of members allowed in the measures dimension.

          o Whenever possible, the RDSC will use dimension and measures member names as view and column names in the appropriate elements of the relational schema. However, differences in naming rules between Essbase and a given RDBMS will not always permit this simple mapping. For example, Essbase member names can be up to eighty characters in length, whereas DB2 column names are limited

December 9, 1998

                           Outbound License Agreement

               to eighteen characters. A given RDBMS may not allow some characters in table and column names that Essbase does permit in dimension and member names. When a conflict arises the RDSC must construct a valid view or column name. Essbase applications will be generally unaffected by this problem. SQL applications may have to use dimension tables to look-up the derived table or column name.

          o Performance of the RDSC is expected to be similar to the Essbase multidimensional store, but it will be slower. In terms of response time, the target is to complete queries in no more than three (3) times the amount of time required by the Essbase multidimensional store. Furthermore, the RDSC will generally not be able to support the same number of active client connections that the Essbase server can support on a given hardware and software platform.

     *    documentation:

          * internal (i.e., if requested by SHOWCASE, development documentation, Source Code documentation, etc.)
          * external (i.e., end-user documentation, on-line documentation, etc.)

     *    other materials (as requested):

          *    test results
          *    test cases
          * maintenance and support reports (including information required and format)
          *    education/training material

December 9, 1998

                           Outbound License Agreement

                                                                      Attachment
                                   Schedule                          Page 1 of 1

                                   Milestones
                                   ----------

                                                                          Date
                                                                          ----

a.       Execution of this Agreement                                       (*)

b        IBM's delivery of the Licensed Work which                         (*)
         substantially complies with its specifications

c.       Successful completion of SHOWCASE's testing of the                (*)
         Licensed Work

d.       Receipt of the completed Certificate of Originality for           (*)
         the Licensed Work







(*) Denotes confidential information that has been omitted and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

December 9, 1998

                           Outbound License Agreement

                                                                      Attachment
                              Maintenance and Support                Page 1 of 1

1.0      IBM has no maintenance or support obligations

December 9, 1998

                           Outbound License Agreement
                                                                      Attachment
                       Attachment - IBM Trademark Guidelines         Page 1 of 1


     IBM (R) is a registered trademark of the IBM Corporation. These guidelines were developed to help you use them consistently and appropriately on advertising, packaging, documentation, and products. Following these guidelines will build an identity for the product in the marketplace and establish an image of quality. It will also protect and maintain these valuable trademark assets.

     Legal rights for the trademarks are owned by IBM and licensed to others. Usage is encouraged, as long as it conforms to licensing agreements and these guidelines.

     1.   Usage Basics

          a.   You are not authorized to use the eight-bar IBM logotype.

          b. IBM (R) is a registered trademark available to you for use under your license grant from IBM.

          c. The registered trademark designator (R) must appear in readable form with the most prominent usage of the trademark. The designator may be superscripted. Outside the U.S., an asterisk may replace the trademark designator, and in some countries a translation of the attribution may be required. Check with your legal department about local laws and customs.

          d. Never attempt to translate the IBM trademark into other languages. The English characters create a unique symbol and, therefor, constitute the only acceptable version.

          e.   Do not create plural or possessive forms of the IBM trademark.


          f. The IBM trademark should be sufficiently spaced apart from your product logo and should have sufficient clear space around it - minimally the height of one capital letter. Do not pair the trademark with any type, such as a tag line, or combine it with another logo or symbol.

          g. The IBM trademark should appear in a single color, preferably black, that provides sufficient contrast to any background colors to be clearly visible.

          h. You may not use the IBM trademark on promotional items without express authorization.

          i.   Usage of the IBM trademark requires the following attribution:
               "IBM is a registered trademark of International Business Machines Corporation, used under license therefrom."

          j. IBM retains the right to review and approve all uses of the IBM trademark, and to require reasonable modification thereof. Improper application may result in loss of the right to use this trademark.